Exhibit 10.1

EARN-IN AGREEMENT

DATED EFFECTIVE

NOVEMBER 23, 2020

BETWEEN

ALTAIR INTERNATIONAL CORP

AND

AMERICAN LITHIUM MINERALS, INC.

7.	OPERATIONS DURING EARN-IN PERIOD		14

	7.1	Operations	14
	7.2	Exploration and Development Decisions	14
	7.3	Compliance with Laws During Earn-In Period	14
	7.4	Timely Payment	14
	7.5	Claim Rights	14
	7.6	Data	14
	7.7	Right to Visit Property	14
	7.8	Title to the Property; Liens	15
	7.9	Reclamation Bonds	15
	7.10	Standard of Care	15

8.	FORCE MAJEURE		15

9.	AREA OF INTEREST		16

	9.1	Area of Interest	16
	9.2	Property Acquisition Procedures	16
	9.3	Property Acquisition Costs	16
	9.4	Additional Interests	17
	9.5	Acquisition and Quitclaim of Property Interests	17
	9.6	After-Acquired Interest Within Area of Interest	17

10.	ASSIGNMENT		17

	10.1	Assignment by Optionee	17

11.	INDEMNIFICATION		17

	11.1	Indemnification by Optionee	17
	11.2	Indemnification by Optionor	18
	11.3	Indemnification Procedures	18

12.	CONFIDENTIALITY		19

	12.1	Confidentiality	19
	12.2	Disclosure	19
	12.3	Own Analysis	20

13.	ENTIRE AGREEMENT		20

14.	DISPUTE RESOLUTION		20

15.	GENERAL		20

	15.1	Notice	20
	15.2	Further Assurances	21
	15.3	Counterparts	21
	15.4	US Dollars	21
	15.5	Governing Law	21
	15.6	Third Party Beneficiaries	21
	15.7	Severability	22
	15.8	No Implied Covenants	22
	15.9	Amendment	22
	15.10	Corporate Opportunity	22
	15.11	Rule Against Perpetuities	22
	15.12	No Partnership	23

EXHIBITS

Exhibit A - Claims

Exhibit B - Definitions

FIRST AMENDED DEFINITIVE EARN-IN AGREEMENT

(Stonewall and Kingman Projects)

THIS EARN-IN AGREEMENT (the "Agreement") is made and entered into effective as of November 23, 2020 (the "Effective Date"), by and between American Lithium Minerals, Inc. (“Optionor” or “AMLM”), a Nevada company with an address of 6440 Sky Pointe Dr., Ste 140-149, Las Vegas, NV 89131 USA and Lithium Now, LLC ("Optionee" or “LN”), a Nevada Limited Liability company which is a subsidiary of Altair International Corporation with an address of 322 North Shore Drive, Building 1B, Suite 200, Pittsburgh, PA 15212 USA.

RECITALS

A. Optionor is the owner of options to purchase the Stonewall Lithium Project and the Kingman Rare Earth Project (“the Projects” or “Property”). The Stonewall Lithium Project is presently comprised of 63 unpatented placer mining claims covering a total of approximately 1,260 acres (the "Claims") all of which are located in Nye County and Esmeralda County, Nevada. The Kingman Rare Earth Project is comprised of three (3) unpatented lode mining claims (approximately 55 acres) located in Mohave County, Arizona. The Claims are listed on Exhibit A hereto and the Claims and the other property interests and all other assets and activities within the Area of Interest (as defined in Section 9.1) form the property commonly referred to as the Stonewall Lithium Project and the Kingman Rare Earth Project, respectively (the "Projects" or, collectively, the “Project”).

B. Optionor desires to grant to and the Optionee desires to acquire, during the period commencing on the Effective Date and for so long thereafter as this Agreement remains in effect but not to exceed three (3) years after the Effective Date (the "Earn-In Period"), the exclusive right to explore, evaluate and develop the Project, and to earn up to a 60% undivided interest in the Projects, and all easements, rights-of-way, water rights, after-acquired property, information, data, contract rights and other real and personal property, tangible and intangible, associated therewith (collectively, within the Projects), pursuant to the terms and conditions of this Agreement.

c. The Agreement is being amended to correct an error in description of the claims. Specifically, the Stonewall Flat Lithium Project claims are placer claims and the Kingman Rare Earth Project claims are lode claims.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and conditions herein contained and recited, Optionor and Optionee agree as follows:

1.   REQUIRED APPROVALS

1.1 Assistance. Either party will use reasonable commercial efforts to assist the party in obtaining all approvals required to be obtained, and with the completion and filing of all reports and documents required to be completed and filed, in respect of the transactions contemplated by this Agreement.

1.2 Exclusivity. During the period following execution of this Agreement until the Effective Date, Optionor agrees not to, directly or indirectly, solicit, initiate, encourage, conduct or engage in any discussion or negotiations or enter into any agreement or understanding with any party other than Optionee regarding the sale, transfer, assignment, encumbrance or other disposition of any rights relating to the Projects.

2.   GRANT OF EXPLORATION, DEVELOPMENT AND EARN IN RIGHTS

2.1 Property. Affiliates of Optionor have validly located the Claims comprising the Projects, kept the claims in good standing with, and have paid all current amounts due to the United States Bureau of Land Management (BLM) and the counties in which the Claims are located through the date hereof. Upon receipt of the $75,000 Initial Consideration by Optionor, the Affiliates will transfer to Optionor by Quitclaim Mining Deed, their respective interests in the Claims o that the Claims are owned of record by Optionor.

2.2 Grant of Earn-In Right. As of the Effective Date, Optionor hereby grants to Optionee the exclusive right, during the Earn-In Period, (i) to enter upon the Property to explore, evaluate and develop and mine the Projects including the Claims, and (ii) to acquire up to a 60% undivided interest in the Projects (the "Earn-In Right"), as follows:

(a) INITIAL EARN-IN OPTION. The Optionee may acquire an initial 10% undivided interest in the Property (the "Initial Earn-In Option") through the payment of Seventy Five Thousand Dollars ($75,000) (the "Initial Consideration"). The timing of the payments will be Thirty Thousand Dollars ($30,000) within 14 days after the signing of this Agreement and Forty-Five Thousand Dollars ($45,000) within 45 days after the signing of this Agreement. Upon the completion of the payment of the Initial Consideration to AMLM, Altair will own a 10% undivided interest in the Properties (the "Initial Ownership")

(i) within 14 calendar days after the signing of this Agreement, Optionee shall pay to Optionor the amount of Thirty Thousand Dollars ($30,000);

(ii) within 45 calendar days after the signing of this Agreement, Optionee shall pay to Optionor the amount of Forty Five Thousand Dollars ($45,000)

(b) SUBSEQUENT EARN-IN OPTION. The Optionee may acquire an additional 50% interest in the Property by committing to expend an aggregate of One Million Three Hundred Thousand Six Hundred Forty Eight Dollars (US$1,300,648) (the "Aggregate Work Obligation") in Exploration and Development Expenses as follows;

1st Agreement Year (Commencing Calendar year 2021) - Optionee will commit to an Annual Work Commitment of One Hundred Thousand and Six Hundred and Forty Eight Dollars ($100,648). Upon satisfaction of the Annual Work Commitment, Optionee will be issued an additional ten percent (10%) additional interest, for a total ownership of Twenty Percent (20%) of the Properties

2nd Agreement Year - Optionee will commit to an Annual Work Commitment of Six Hundred Thousand Dollars ($600,000). Upon satisfaction of the Annual Work Commitment, LN will be issued an additional Twenty Percent (20%) additional interest, for a total ownership of Forty Percent (40%) of the Properties.

3rd Agreement Year - Optionee will commit to an Annual Work Commitment of Six Hundred Thousand Dollars ($600,000). Upon satisfaction of the Annual Work Commitment, LN will be issued an additional Twenty percent (20%) interest, for a total ownership of Sixty Percent (60%) of the Properties.

"Agreement Year" means, during the Earn-In Period, each annual period beginning with the first Agreement Year commencing on January 1, 2021 and ending on the date that is 12 months less one day.

(c) Any Exploration and Development Expenses incurred by Optionee in excess of the Annual Work Commitment during any Agreement Year shall apply as a credit toward the Annual Work Commitment for the subsequent Agreement Year(s) and toward the Aggregate Work Obligation.

(d) Exploration and Development Expenses shall include all relevant BLM and Federal Fees related to proper claim maintenance, which will be paid by Optionee no later than June 30 of each Agreement Year.

(d) If Optionee fails to achieve the Annual Work Commitment during any Agreement Year, and if such failure is not excused by an Event of Force Majeure (as defined in Section 8), then, in order to keep this Agreement in full force and effect, within 30 days after the end of such Agreement Year, Optionee may elect to make a payment to Optionor which shall equal the amount of the Annual Work Commitment for that Agreement Year less the Exploration and Development Expenses actually incurred by Optionee during that Agreement Year. Any such payment shall satisfy the Annual Work Commitment for the Agreement Year to which the payment relates.

(e) If for any reason it is subsequently determined that the Annual Work Commitment was not completed during any Agreement Year, then, in order to keep its earn-in rights under this Agreement in good standing, Optionee shall pay the amount of any agreed-upon deficiency to Optionor within 30 days after the parties reach agreement as to the amount of the deficiency, or as the parties may otherwise agree.

(f) The Optionee may in its sole discretion accelerate the timing of incurring Exploration and Development Expenses to meet the Aggregate Work Obligation and may exercise the full Subsequent Earn-In Option at any time during the period from the Effective Date to the third anniversary of the Effective Date.

(g) Verde Exploration Partners will be the exploration operator (the "Manager") during the Earn-In Period. The Managers of Verde Exploration are Harp Sangha and Craig Alford, PGeo.

2.3 Timing, Manner, Nature and Extent of Activities at Manager's Discretion. The timing, manner, nature, and extent of any exploration, development, or any other activities or operations undertaken on or for the benefit of the Project or the Property under this Agreement shall be at the sole discretion of the Manager, and there shall be no express or implied covenant under this Agreement to begin or continue any such operations or activities provided however that Optionee shall be able to comply with its obligations in Section 2.2(b) hereof.

2.4 Execution of Agreement. Upon execution of this Agreement, Optionor shall make available to Optionee all records, information and data in its possession or reasonably available to it relating to title to the Property or environmental conditions at or pertaining to the Claims and all maps, assays, surveys, technical reports, drill logs, samples, mine, mill, processing and smelter records, and metallurgical, geological, geophysical, geochemical, and engineering data, and interpretive reports derived therefrom, concerning the Property, and Optionee, at its expense, may copy any such records, information and data that Optionee desires. Optionor makes no representation or warranty as to the accuracy, reliability or completeness of any such records, information or data, and the Optionee shall rely on the same at its sole risk.

3.   ACQUISITION AND TRANSFER OF INTEREST

3.1 Completion of Initial Earn-In Option. Upon Optionee having made the payments in accordance with Section 2.2(a) the Optionee shall provide Optionor with written notice of such completion and exercise of the Initial Earn-In Option. Optionor shall deliver to the Optionee within 30 days of receipt of such exercise notice (a) deeds and assignments (in form and substance reasonably acceptable to Optionee) conveying to Optionee, or its assignee, an Ten Percent (10%) undivided interest in the Property, and (b) appropriate conveyance documents (in form and substance reasonably acceptable to Optionee) conveying to Optionee an 10% undivided interest in any real property interests within the Area of Interest acquired by Optionor during the relevant period, free and clear of all liens, claims and encumbrances arising by, through or under Optionor.

3.2 Completion of Partial Subsequent Earn-In Option. Upon Optionee fulfilling its annual work commitments in accordance with Section 2.2(b) the Optionor shall provide Optionee within 30 days a written notice of such completion and exercise of the proportionate Earn-In by way of deeds and assignments (in form and substance reasonably acceptable to Optionee) conveying to Optionee, its new undivided interest in the Property.

4.   REPRESENTATION, WARRANTIES, COVENANTS AND CONDITIONS

4.1 Representations of Optionor. Optionor represents, warrants and covenants to Optionee that:

(a) Optionor is the owner of 100% of the Claims, free and clear of all liens, claims and encumbrances, and such claims are validly staked in accordance with the laws of the State of Nevada and the State of Arizona. Optionor is in exclusive possession of the Property, free and clear of all liens, claims, and encumbrances.

(b) As to each of the Claims, subject to the paramount title of the United States of America: (i) the Claims have been properly located and monumented on public domain land open to appropriation by mineral location, free and clear of any conflicting claims of which Optionor is aware; (ii) location notices and certificates and required maps have been properly posted, recorded and filed with the appropriate governmental agencies for each of the Claims; (iii) all filings and recordings required to maintain the Claims in good standing through the Effective Date, including evidence of timely payment of required claim maintenance fees, have been timely and properly made in the appropriate governmental offices; and, (iv) all required annual claim maintenance fees, Bureau of Land Management fees, county and/ore state mining claim fees and other payments necessary to maintain the Claims through the assessment year ending August 31, 2020, have been timely and properly made.

(c) All operations and activities conducted by or on behalf of Optionor on the Claims and the Property have been conducted in compliance with applicable federal, state and local laws, rules and regulations, including without limitation Environmental Laws (as defined in Exhibit B).

(d) Optionor is duly organized, validly existing and in good standing under the laws of the State of Nevada and is qualified to do business in and is in good standing under the laws of the State of Nevada and Arizona. Optionor has the requisite corporate power and capacity to carry on business as presently conducted, to enter into this Agreement, and to perform all of its obligations hereunder.

(e) There are no outstanding agreements, leases or options (whether oral or written) which contemplate the acquisition of the Claims, or any other interest in the Property or within the Area of Interest or any interest therein by any other person or entity, or which limit or define in any way the activities that may be conducted on the Claims or on any other part of the Property. Except for the State of Nevada net proceeds of mines tax, there are no production royalties or other payments based on mineral production payable on the Claims.

(f) The entering into of this Agreement and the performance by Optionor of its obligations hereunder will not violate or conflict with its constating documents, including its articles of incorporation or by-laws, any applicable law or any order, decree or notice of any court or other governmental agency, nor conflict with, or result in a breach of or default under any other contract or other commitment to which Optionor is a party or by which it is bound.

(g) All requisite corporate actions on the part of Optionor, and on the part of its officers and directors necessary for the execution, delivery, and performance by it of this Agreement and all other agreements contemplated hereby, have been taken. This Agreement and all agreements and instruments contemplated hereby are, and when executed and delivered by it (assuming valid execution and delivery by the other party), will be, legal, valid, and binding obligations of it enforceable against it in accordance with their respective terms. Notwithstanding the foregoing, no representation is made as to the availability of equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby. Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

(h) To the best of the knowledge of Optionor, there are no adverse environmental conditions at the Property which constitute a nuisance or that have caused or could result in a violation of or liability under any Environmental Laws. In conducting activities on the Property, Optionor has complied with all applicable Environmental Laws as they relate to the Property and there have been no breaches of or liabilities caused or permitted to arise by Optionor under any Environmental Laws. Optionor has not (i) received notification from any person, including without limitation, any governmental authority, of any potential violation or alleged violation of any applicable Environmental Laws relating to the Property or of any inspection or possible inspection or investigation by any governmental authority under any applicable Environmental Laws relating to the Property, (ii) received any notification of or has knowledge of the presence or release of any Hazardous Materials (as defined in Exhibit B), in the soil, subsurface strata or water in, on or under the Property and (iii) been the subject of any claims or incurred any expenses in respect of the presence of any contaminants in the soil, subsurface strata or water in, on or under the Property.

(i) To the best of the knowledge of Optionor, there is no circumstance that would prevent any and all governmental licenses and permits required to carry out exploration, development, mining, processing, and reclamation operations on the Property from being obtained, as and when necessary.

(j) Optionor has obtained all consents required under any other agreement to which it is a party and all required consents and approvals from governmental agencies as necessary for it to execute, deliver and perform its obligations under this Agreement.

(k) There are no actions, suits or proceedings pending or, to the knowledge of Optionor, threatened against or affecting the Property or the interest of Optionor in the Property or any portion of the Property, including any actions, suits, or proceedings being prosecuted by any federal, state or local department, commission, board, bureau, agency, or instrumentality. To the knowledge of Optionor, it is not subject to any order, writ, injunction, judgment or decree of any court or any federal, state or local department, commission, board, bureau, agency, or instrumentality which relates to the Property.

(l) Optionor will assist Optionee at Optionee’s cost in making applications for required permits or other required approvals from regulatory authorities required in order to conduct exploration and development activities and operations and related work on the Property.

(m) All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Optionor in such a manner as not to give rise to any valid claim against the Optionee or any third party for a brokerage commission, finder's fee or other fee or commission arising by reason of the transactions contemplated by this Agreement.

4.2 Representations of Optionee. Optionee represents, warrants and covenants to Optionor that:

(a) Optionee is duly incorporated, validly existing and in good standing under the laws of the United States. Optionee has the requisite corporate power and capacity to carry on business as presently conducted, to enter into this Agreement, and to perform all of its obligations hereunder.

(b) The entering into of this Agreement and the performance by Optionee of its obligations hereunder will not violate or conflict with its articles of incorporation or any applicable law or any order, decree or notice of any court or other governmental agency, nor conflict with, or result in a breach of, or accelerate the performance required by any contract or other commitment to which Optionee is a party or by which it is bound.

(c) All requisite corporate actions on the part of Optionee, and on the part of its officers, directors and shareholders, necessary for the execution, delivery and performance by it of this Agreement and all other agreements contemplated hereby, have been taken. This Agreement and all agreements and instruments contemplated hereby are, and when executed and delivered by it (assuming valid execution and delivery by the other party), will be legal, valid and binding obligations of its enforceable against it in accordance with their respective terms. Notwithstanding the foregoing, no representation is made as to the availability of equitable remedies for the enforcement of this Agreement. Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

(d) Optionee has obtained all consents required under any agreement to which it is a party and all required consents and approvals from governmental agencies, as necessary for it to execute, deliver and perform its obligations under this Agreement.

(e) All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Optionee in such manner as not to give rise to any valid claim against Optionor or any third party for a brokerage commission, finder's fee or other fee or commission arising by reason of the transactions contemplated by this Agreement.

(f) Optionee Parent is a "reporting issuer" (within the meaning of applicable securities laws) and reports to the SEC under the Securities Exchange Act of 1934. Optionee Parent’s common shares are traded on the Over the Counter Exchange (ticker: “ATAO”) ..

4.5 Conditions of Optionee. Optionee's obligations to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions any of which may be waived by the consent of Optionee without prejudice to its rights to rely on any other or others of such conditions:

(a) The representations and warranties of Optionor contained in this Agreement shall be true and accurate on the date hereof and at the Effective Date with the same force and effect as though such representations and warranties had been made as of the Effective Date.

(b) There will have been no material adverse change in the condition of the Claims, howsoever arising.

(c) Optionee shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it at or prior to the Effective Time.

4.6 Conditions of Optionor. Optionor's obligations to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions any of which may be waived by the consent of Optionor without prejudice to its rights to rely on any other or others of such conditions:

(a) There will have been no material adverse change in the business of Optionee howsoever arising.

(b) The representations and warranties of Optionee contained in this Agreement shall be true and accurate on the date hereof and at the Effective Date with the same force and effect as though such representations and warranties had been made as of the Effective Date.

(c) The Optionee shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it at or prior to the Effective Time.

5.   TERMINATION OF AGREEMENT

5.1 Termination by Optionee. The Optionee may in its sole discretion terminate this Agreement at any time by giving not less than 30 days prior written notice to that effect to Optionor. Upon expiration of the applicable notice period set forth in the preceding sentence, or if the Agreement is terminated pursuant to any other provision of this Agreement, the Agreement will be of no further force and effect. Upon such termination, Optionee shall have no further obligation to incur Exploration and Development Expenses on or for the benefit of the Property and shall have no further obligations or liabilities to Optionor under this Agreement or with respect to the Property (including without limitation liability for lost profits or consequential, incidental or punitive damages as a result of an election by Optionee to terminate this Agreement), other than (a) as set forth in the remainder of this paragraph, (b) its indemnification obligations under Section 11.1, and (c) its obligation to reclaim (in accordance with applicable law) any disturbances of the Property made by the Optionee. Optionor hereby agrees to grant Optionee such access to the Property as is reasonably necessary to complete any required reclamation. In the event of such termination, Optionor's indemnification obligation under Section 11.2 shall survive. At any time Optionee may, at its option, terminate its interest in some but less than all of the Property by written notice to Optionor, provided that if such notice (or notice of termination of this Agreement in its entirety) is received by Optionor after June 30th of any year, Optionee shall remain obligated to pay the BLM claim maintenance fees (and make all filings and recordings required in connection therewith) for those Claims to which such termination applies for the upcoming assessment year. To the extent the Optionee terminates its interest in some but less than all of the Property, this Agreement shall remain in full force and effect with respect to the remaining Property. Notwithstanding the foregoing provisions of this Section 5.1, if, following termination of this Agreement by Optionee, Optionor enters into an agreement with a third party regarding exploration, development or exploitation of all or any portion of the Property, the Optionee's obligations under this Section 5.1 shall terminate.

5.2 Default by Optionee. In the event Optionee is in default in the observance or performance of any of Optionee's covenants, agreements or obligations under this Agreement, Optionor may give written notice of such alleged default specifying the details of same. The Optionee shall have 30 days following receipt of said notice (or, in the event Optionee in good faith disputes the existence of such a default, 30 days after a final, non-appealable order of a court of competent jurisdiction finding that such a default exists) within which to remedy any such default described therein, or to diligently commence action in good faith to remedy such default. If the Optionee does not cure or diligently commence to cure such default by the end of the applicable 30-day period, then Optionor shall have the right to terminate this Agreement by providing 30 days advance written notice to the Optionee. In the event of such termination, the provisions of Section 5.1 shall apply with respect to the parties' ongoing obligations and liabilities.

6.   PARTICIPATION FOLLOWING EARN-IN

6.1 Participation in Expenditures. At such time as the Optionee earns an interest in the Property pursuant to the exercise of the Initial Earn-In Option but has failed to exercise or has terminated the Subsequent Earn-In Option, subject to the provisions of Section 2.2(h), Optionor will bear all expenditures on the Property.

6.2 Joint Venture. At such time after the Optionee fully completes its Sixty Percent (60%) Earn-in as defined in Section 2.2, Optionor and Optionee will form a Joint Venture Agreement.

6.3 Contribution. Within the Joint Venture Agreement any further exploration and development costs will be advanced on a Pro Rata basis based on Project ownership by the Parties of the Joint Venture.

6.4 Contribution Default. If either party defaults in its contributions to any program and budget to which it has agreed and become obligated to contribute, its interest will be diluted at a normal straight line dilution rate, and other typical default remedies may be exercised by the non-defaulting party

6.5 Minority Party Review of Annual Programs and Budgets. Annual programs and budgets must be presented to the minority party 60 days prior to funds being required. This includes any amendments to any approved annual program and budget.

6.6 Tax Partnership Option. At the option of Optionee, the parties will for a tax partnership on terms substantially similar to the applicable provisions or exhibits of Model Form 5A or Model Form 5 LLC.

7.   OPERATIONS DURING EARN-IN PERIOD

During the Earn-In Period:

7.1 Operations. Optionee and its employees, agents, consultants and independent contractors shall have the exclusive right to enter upon the Property and to conduct such prospecting, exploration, development or other related work thereon and thereunder as they desire and as is permitted by federal and respective State laws. Optionee's activities on the Property may include any activities for which the costs would qualify as Exploration and Development Expenses, as well as the removal of mineral samples for the purpose of, and in amounts appropriate for, testing such mineral samples, including bulk sampling, and in addition the Optionee shall have the right to bring upon and erect upon the Property such buildings, plants, machinery and equipment as the Optionee may deem necessary or desirable to carry out such activities.

7.2 Exploration and Development Decisions. The Manager in its sole discretion will decide any matter concerning the conduct, timing and nature of its prospecting, exploration, development or other mining activities on the Property.

7.3 Compliance with Laws During Earn-In Period. The Manager shall conduct its exploration, development and other activities on the Property in substantial compliance with applicable laws and regulations, including laws and regulations related to exploration, development and mining.

7.4 Timely Payment. Optionee, so long as it has not terminated this Agreement in whole or in part, shall be responsible for timely payment of required claim maintenance fees, property taxes, and any other payments required to maintain the Claims.

7.5 Claim Rights. Subject to the prior consent of Optionor, the Manager shall have the right to abandon, relocate, amend, defend contests or adverse actions or suits and negotiate settlement thereof with respect to any and all of the Claims, and Optionor shall cooperate with the Manager and shall execute any and all documents necessary or desirable in the opinion of Manager to further such amendments, relocations, contests, adverse actions or suits, or settlement of such contests or adverse actions or suits. The Manager shall not be liable to Optionor for the loss of any of the Claims as a result of such abandonments, amendments, relocations, contests or adverse actions or suits, so long as the same are undertaken in good faith and with the prior consent of Optionor.

7.6 Data. All exploration and related data generated by either party must be provided to both parties within a reasonable period of time.

7.7 Right to Visit Property. Either party and their authorized agents, at their sole risk and expense, shall have the right, exercisable during regular business hours, at a mutually convenient time, in compliance with Manager's safety rules and regulations and applicable law, and in a reasonable manner so as not to interfere with Manager's operations, to go upon the Property for the purpose of confirming that the Optionee is conducting its operations in the manner required by this Agreement. The parties shall indemnify and hold Manager harmless from all claims for damages arising out of any death, personal injury or property damage sustained by them, their agents or employees, while in or upon the Property, whether or not the party, its agents or employees are in or upon the Property pursuant to this Section 7.7, unless such death, injury or damage is due to Manager's gross negligence or willful misconduct.

7.8 Title to the Property; Liens. The Optionee and Optionor shall keep the title to the Property free and clear of all liens and encumbrances resulting from operations hereunder; provided, however, that each of the Optionee and Optionor may refuse to pay any claims asserted against it which it disputes in good faith. At its sole cost and expense, the Optionee or Optionor, as the case may be, shall contest any suit, demand or action commenced to enforce such a claim and, if the suit, demand or action is decided by a court or other authority of ultimate and final jurisdiction against Optionee, Optionor or the Property, the applicable party shall promptly pay the judgment and shall post any bond and take all other action necessary to prevent any sale or loss of the Property or any part thereof.

7.9 Reclamation Bonds. During the Earn-in Period, (i) the Optionee shall reimburse Optionor for any existing reclamation bonds, and provide any additional funds required for reclamation bonds related to its activities on the Property and shall be entitled to receive the funds securing such bonds when such bonds are released, and (ii) shall perform reclamation work required in connection with its activities on the Property. If a joint venture or LLC is formed in accordance with Section 6.2 hereof, the reclamation obligations associated with any disturbances of the Property made by Optionee during the Earn-In Period shall become obligations of the joint venture or LLC, and the joint venture or LLC shall reimburse Optionee for the funds Optionee previously provided for reclamation bonds. If Optionee terminates this Agreement prior to acquiring an interest in the property, Optionee shall complete reclamation work required as a result of activities conducted on the Property in compliance with this Agreement, or Optionor shall complete such reclamation work at Optionee's written request and at Optionee's expense.

7.10 Standard of Care. Optionor and the Optionee shall conduct all operations in a good, workmanlike and efficient manner, in substantial accordance with sound mining and other applicable industry standards and practices, and in substantial accordance with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining toProperty.

8.   FORCE MAJEURE

If Optionee should be delayed in or prevented from performing any of the terms, covenants or conditions of this Agreement by reason of a cause beyond the control of Optionee, whether or not foreseeable, including fires, floods, earthquakes, subsidence, ground collapse or landslides, interruptions or delays in transportation or power supplies, strikes, lockouts or other labor disputes, wars, acts of God, changes in laws, native title claims, inability to obtain required governmental permits or approvals in a timely manner, curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws, government regulation or interference (but excluding a lack of funds), drought or other adverse weather condition, actions by citizen groups including but not limited to environmental organizations, or any other cause whether similar or dissimilar to the foregoing (each an "Event of Force Majeure"), then any such failure on the part of Optionee to so perform shall not be deemed to be a breach of this Agreement and the time within which Optionee is obliged to comply with any terms, covenants or conditions of this Agreement shall be extended by the period of all such delays. Optionee shall give notice in writing to Optionor forthwith and for each Event of Force Majeure shall set out in such notice particulars of the cause, and the date on which the same arose, and shall take all reasonable steps to remove the cause of such Event of Force Majeure (although Optionee shall have no obligation to settle any labor dispute on terms other than those acceptable to it in its sole discretion), and shall also give notice immediately following the date that such cause ceases to exist.

9.   AREA OF INTEREST

9.1 Area of Interest. Except as set forth below, the Area of Interest shall be defined as the area within a one-mile radius of the outer boundaries of the present Claim area as of the Effective Date. Any interest or rights to acquire (a) any interest in mining claims or in other real property interests within the Area of Interest, acquired during the Earn-In Period by or on behalf of any party or any affiliate or subsidiary of any party shall become subject to the terms and provisions of this Agreement in accordance with the provisions of Section 9.2.

(I)	Specific Inclusions within the Area of Interest. Even if beyond a one-mile radius of the outer boundaries of the present Claim area as of the Effective Date, the following area between the two southern Claim blocks shall be included within the Area of Interest: T5S R43E, Sections 19, 29, 30, 31, 32 and 33; T6S R43E, Sections 3, 4, 5, 8, 9 and 10;
(II)	Specific Exclusions from the Area of Interest. Even if within a one-mile redius of the outer boundaries of the present Claim area as of the Effective Date, the following area (commonly known as the Cuprite Hills and the site of the “Cupid Gold Project” of Bonanza Goldfields Corp. (BONZ), an affiliate of Optionor) shall be excluded from the Area of Interest: T5S R42E Sections 1, 12, 13 and 14 and T5S R43E Sections 5, 6, 7, 8, 17, 18.

9.2 Property Acquisition Procedures. Within 30 days after the acquisition of such additional property, all or any portion of which lies within the Area of Interest (or which constitutes contiguous claims that may extend the Area of Interest), the acquiring party shall notify the other party of such acquisition. Such notice shall describe in detail the acquisition, the lands, the nature of the interest therein, the mining claims or other real property interest covered thereby, and the acquisition cost. In addition to such notice, the acquiring party shall make any and all information it has concerning the additional property available to the other party. The other party shall then have 30 days after receipt of such notice and information to elect in its sole discretion to include such additional interest in the Property and such interest shall become part of the Property.

9.3 Property Acquisition Costs. Any contiguous unpatented mining claims staked by Optionee during the term of this Agreement should be staked under the name of Optionor. Should Optionor be the acquiring party and should the additional property become part of the Property, Optionee shall reimburse Optionor for its acquisition costs, and the amount of such reimbursement shall count as Exploration and Development Expenses.

9.4 Additional Interests. If a party is entitled to and does elect not to include such an additional interest as part of the Property, then with respect to that additional interest, the acquiring party shall be free to take actions with respect to and dispose of such interest without any obligation to the other party.

9.5 Acquisition and Quitclaim of Property Interests. All real property interests within the Area of Interest and any contiguous claims that extend beyond the Area of Interest which are acquired by Optionee and which are added to the Property pursuant to Section 9.2 shall be quitclaimed by the Optionee to Optionor promptly after Optionor provides the notice referred to in Section 9.2.

9.6 After-Acquired Interest Within Area of Interest. Following termination of this Agreement, Optionee will not acquire any interest in or rights to real property within the Area of Interest for two years from the termination date.

10.   ASSIGNMENT

10.1 Assignment by Optionee. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns. The Optionee may, upon the prior written approval of Optionor, which approval shall not be unreasonably withheld or delayed, assign its interest in this Agreement to Optionee Parent or a subsidiary thereof, as well as to any third party that is not affiliated with Optionee at any time, provided that the assignee agrees in writing to assume all the obligations of Optionee under this Agreement. Upon such assignment, or an assignment to an affiliate (as described below), Optionee shall have no further obligations or liabilities under this Agreement. Notwithstanding the foregoing, at any time, and without the consent of Optionor, Optionee may assign this Agreement:

(a) to one or more of its affiliates upon the affiliate assuming all of Optionee's obligations under this Agreement (affiliate meaning any entity which directly or indirectly controls or is controlled by, or under common control with, Optionee);

(b) in connection with a pledge by Optionee for financing purposes;

(c) in connection with a corporate merger or reorganization involving Optionee or any affiliate;

(d) in connection with a sale of all or substantially all of Optionee's assets; or

(f) to a third party that is technically and financially capable of performing Optionee's obligations under this Agreement.

11.   INDEMNIFICATION

11.1 Indemnification by Optionee. Optionee agrees to indemnify, defend and hold harmless Optionor (and its officers, directors, successors, and assigns) from and against any and all debts, liens, claims, causes of action, administrative orders and notices, costs (including, without limitation, response and/or remedial costs), personal injuries, losses, damages, liabilities, demands, interest, fines, penalties and expenses, including reasonable attorney's fees and expenses, consultant's fees and expenses, court costs and all other out-of-pocket expenses, suffered or incurred by Optionor and its successors as a result of:

(a) any breach by Optionee of any of its representations, warranties, covenants and obligations set forth in this Agreement; or

(b) any operations or activities engaged in by Optionee on the Property, including without limitation any matter, condition or state of fact involving Environmental Laws or Hazardous Materials or Environmental Liabilities which may arise after the Effective Date of this Agreement and that is caused by Optionee.

11.2 Indemnification by Optionor. Optionor agrees to indemnify, defend and hold harmless Optionee (and its officers, managers, members, successors, and assigns) from and against any and all debts, liens, claims, causes of action, administrative orders and notices, costs (including, without limitation, response and/or remedial costs), personal injuries, losses, damages, liabilities, demands, interest, fines, penalties and expenses, including reasonable attorney's fees and expenses, consultant's fees and expenses, court costs, and all other out-of-pocket expenses suffered or incurred by Optionee and its successors as a result of:

(a) any breach by Optionor of any of its representations, warranties, covenants and obligations set forth in this Agreement; or

(b) any operations or activities engaged in by Optionor on the Property, including without limitation any matter, condition or state of fact involving Environmental Laws or Hazardous Materials or Environmental Liabilities which may exist prior to the Effective Date of this Agreement or which may arise after the Effective Date of this Agreement and that is caused by Optionor.

11.3 Indemnification Procedures. The parties hereto, within 5 days after the service of process upon either of them in a lawsuit, including any notices of any court action or administrative action (or any other type of action or proceeding), or promptly after either of them, to its respective knowledge, shall become subject to, or possess actual knowledge of, any damage, liability, loss, cost, expense, or claim to which the indemnification provisions of this Section 10 relate, shall give written notice to the other party setting forth the fact relating to the claim, damage, or loss, if available, and the estimated amount of the same. "Promptly" for purposes of this paragraph shall mean giving notice within 5 days. Failure to provide prompt notification shall not relieve either party of its indemnification obligations hereunder unless such party is materially prejudiced thereby. Upon receipt of such notice relating to a lawsuit, the indemnifying party shall be entitled to:

(a) participate at its own expense in the defense or investigation of any claim or lawsuit; or

(b) assume the defense thereof, in which event the indemnifying party shall not be liable to the indemnified party for legal or attorney fees thereafter incurred by such indemnified party in defense of such action or claim; provided, that if the indemnified party may have any unindemnified liability out of such claim, such party shall have the right to approve the counsel selected by the indemnifying party, which approval shall not be withheld unreasonably.

If the indemnifying party assumes the defense of any claim or lawsuit, all costs of defense of such claim or lawsuit shall thereafter be borne by such party and such party shall have the authority to compromise and settle such claim or lawsuit, or to appeal any adverse judgment or ruling with the cost of such appeal to be paid by such party; provided, however, if the indemnified party may have any unindemnified liability arising out of such claim or lawsuit the indemnifying party shall have the authority to compromise and settle each such claim or lawsuit only with the written consent of the indemnified party, which shall not be withheld unreasonably. The indemnified party may continue to participate in any litigation at its expense after the indemnifying party assumes the defense of such action. In the event the indemnifying party does not elect to assume the defense of a claim or lawsuit, the indemnified party shall have authority to compromise and settle such claim or lawsuit only with the written consent of the indemnifying party, which consent shall not be unreasonably withheld, or to appeal any adverse judgment or ruling, with all costs, fees, and expenses indemnifiable under this Section 11 hereof to be paid by the indemnifying party. Upon the indemnified party's furnishing to the indemnifying party an estimate of any loss, damage, liability, or expense to which the indemnification provisions of this Section 11 relate, the indemnifying party shall pay to the indemnified party the amount of such estimate within 10 days after receipt of such estimate.

12. CONFIDENTIALITY

12.1 Confidentiality. All data and information coming into possession of Optionor or Optionee by virtue of this Agreement with respect to the business or operations of the other party, or the Property generally, shall be kept confidential and shall not be disclosed to any person not a party hereto without the prior written consent of the other party, except:

(a) as required by law, rule, regulation or policy of any stock exchange or securities commission having jurisdiction over a party;

(b) as may be required by a party in the prosecution or defense of a lawsuit or other legal or administrative proceedings;

(c) as required by a financial institution in connection with a request for financing relating to development or mining activities; or

(d) as may be required in connection with a proposed conveyance to a third party of an interest in the Property or this Agreement, provided such third party agrees in writing in a manner enforceable by the other party to abide by all of the provisions of this Section 11 with respect to such data and information.

12.2 Disclosure. To the extent either party intends to disclose data or information via press release or other similar format as described in Section 12.1(a), the disclosing party shall provide the other party with not less than 48 hours' notice (or such lesser period of time as the party reasonably considers to be available before its failure to make such announcement or statement will constitute a breach of applicable law or regulatory requirements) of the text of the proposed disclosure, and the other party shall have the right to comment on the same.

12.3 Own Analysis. Each party agrees with the other that in negotiating and entering into this Agreement it has relied on its own analysis and estimates as to the value of the Property and upon its own geologic and engineering interpretations related thereto.

13. ENTIRE AGREEMENT

This Agreement contains the entire agreement between the parties relating to the Property, and supersedes all prior agreements and communications between the parties, in respect of the transactions contemplated herein.

14. DISPUTE RESOLUTION

The parties hereby agree that any dispute arising under this Agreement shall be subject to the informal dispute resolution procedure set forth in this Section 14. For purposes of this Section 14, the party asserting the existence of a dispute as to the interpretation of any provision of this Agreement or the performance by the other party of any of its obligations hereunder shall notify the other party of the nature of the asserted dispute. Within seven business days after receipt of such notice, the President (or a designee) of Optionee and the President (or a designee) of Optionor shall arrange for a personal or telephone conference in which they use good faith efforts to resolve such dispute. If those individuals are unable to resolve the dispute, they shall each prepare and, within seven business days after their conference, circulate to the President (or a designee) of Optionee and the President (or a designee) of Optionor a memorandum outlining in reasonable detail the nature of the dispute. Within five business days after receipt of the memoranda, the individuals to whom the memoranda were addressed shall arrange for a personal or telephone conference in which they attempt to resolve such dispute. If those individuals are unable to resolve the dispute, either party may proceed with any legal or equitable remedy available to it; provided, however, that the parties agree that any statement made as to the subject matter of the dispute in any of the conferences referred to in this Section 14 shall not be used in any legal proceeding against the party that made such statement.

15. GENERAL

15.1 Notice. Notice to Optionee, Optionee Parent or to Optionor shall be sufficiently given if delivered personally, or if sent by reputable overnight courier, or if transmitted by facsimile to such party:

(a)  in the case of a notice to Optionee, or Optionee Parent, at:

Altair International Corp

322 North Shore Drive, Building 1B, Suite 200,

Pittsburgh, PA 15212 USA

Attention: Leonard Lovallo, President

Email: llovallo@altairinternationalcorp.com, with copy to leonardlovallo@gmail.com

And

(b) in the case of a notice to Optionor at:

American Lithium Minerals.

6440 Sky Pointe Dr., Ste 140-149

Las Vegas, NV 89131

Attention: Barbara Bauman, President

Email: fred@lawbauman.com

or at such other address or addresses as the party to whom such notice or other writing is to be given shall have last notified the party giving the same in the manner provided in this section. Any notice or other writing delivered to the party to whom it is addressed as set forth above shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a business day in the city where the notice is delivered, then such notice or other writing shall be deemed to have been given and received on the next following business day. Any notice or other writing submitted by facsimile or other form of recorded communication shall be deemed to have been given and received on the first business day after its transmission.

15.2 Further Assurances. Each of Optionee, Optionee Parent and Optionor shall, with reasonable diligence, do all such things and provide all such reasonable assurances and assistance as may be required to consummate the transactions contemplated by this Agreement and each party shall provide such further documents or instruments required by the other party as may reasonably be necessary or desirable in order to give effect to the terms and conditions of this Agreement and carry out its provisions at, before or after the Effective Date.

15.3 Counterparts. This Agreement may be executed by each of Optionee, Optionee Parent and Optionor in counterparts and by facsimile, or by electronic delivery, each of which when so executed and delivered shall be an original, but both such counterparts, whether executed and delivered in the original or by facsimile or by electronic delivery, shall together constitute one and the same agreement.

15.4 US Dollars. All dollar references in this Agreement are to United States dollars.

15.5 Governing Law. This Agreement, including all documents annexed hereto and other agreements, documents and other instruments delivered in connection herewith shall be governed by and construed in accordance with the laws of the State of Nevada (other than its rules as to conflicts of law) and the federal laws of the United States applicable therein.

15.6 Third Party Beneficiaries. The parties agree that this Agreement shall be construed to benefit the parties hereto and their respective permitted successors and assigns only, and shall not be construed to create any third party beneficiary rights in any other party or in any governmental organization or agency, except as specifically set forth in Section 10.

15.7 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument or agreement contemplated hereby shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any such other instrument or agreement contemplated hereby.

15.8 No Implied Covenants. No implied term, covenant, condition or provision of any kind whatsoever except for good faith and fair dealing shall affect any of the parties' respective rights and obligations hereunder, including, without limitation, rights and obligations with respect to exploration, development, mining, processing and marketing of minerals, and the only terms, covenants, conditions or provisions which shall in any way affect any of their respective rights and obligations shall be those expressly set forth in this Agreement.

15.9 Amendment. This Agreement may not be amended or modified, nor may any obligation hereunder be waived, except by writing duly executed on behalf of both parties, and unless otherwise specifically provided in such writing, any amendment, modification, or waiver shall be effective only in the specific instance and for the purpose it is given.

15.10 Corporate Opportunity. This Agreement is, and the rights and obligations of the parties are, strictly limited to the matters set forth herein. Subject to the provisions of Section 9, each of the parties shall have the free and unrestricted right to independently engage in and receive the full benefits of any and all business ventures of any sort whatever, whether or not competitive with the matters contemplated hereby, without consulting the other or inviting or allowing the other to participate therein. The doctrines of "corporate opportunity" or "business opportunity" shall not be applied to any other activity, venture, or operation of either party, whether adjacent to, nearby, or removed from the Property, and neither party shall have any obligation to the other with respect to any opportunity to acquire any interest in any property outside the Property at any time, or within the Property after termination of this Agreement, regardless of whether the incentive or opportunity of a party to acquire any such property interest may be based, in whole or in part, upon information learned during the course of operations or activities hereunder.

15.11 Rule Against Perpetuities. The parties do not intend that there be any violation of the rule of perpetuities, the rule against unreasonable restraints or the alienation of property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Property, or in any other real property, exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, such violation should inadvertently occur, the parties hereby agree that a court shall reform that provision in such a way as to approximate most closely the intent of the parties within the limits permissible under such rules.

15.12 No Partnership. Nothing contained in this Agreement shall be deemed to constitute either party the partner of the other, nor, except as otherwise herein expressly provided, to constitute either party the agent or legal representative of the other, nor to create any fiduciary relationship between them. It is not the intention of the parties to create, nor shall this Agreement be construed to create, any mining, commercial, tax or other partnership. Neither party shall have any authority to act for or to assume any obligation or responsibility on behalf of the other party, except as otherwise expressly provided herein.

IN WITNESS WHEREOF, the parties have executed this Exploration Earn-In Agreement effective as of the date first set forth above.

[Signatures on next page.]

AMERICAN LITHIUM MINERALS, INC.

By:

Barbara Bauman, President

ALTAIR INTERNATIONAL CORP.

By:

Leonard Lovallo
President

EXHIBIT A

CLAIMS

ESMERALDA COUNTY, NEVADA

CLAIM	NMC #	T/R/S
JACKSON 101	1198904	5S 42E Sec 25
JACKSON 102	1198905	5S 42E Sec 25
JACKSON 103	1198906	5S 42E Sec 25
JACKSON 104	1198907	5S 43E Sec 30
JACKSON 105	1198908	5S 43E Sec 30
JACKSON 106	1198909	5S 43E Sec 30
JACKSON 107	1198910	5S 43E Sec 30
JACKSON 108	1198911	5S 43E Sec 30
JACKSON 109	1198912	5S 43E Sec 30
JACKSON 110	1198913	5S 43E Sec 30
JACKSON 111	1198914	5S 43E Sec 30
JACKSON 112	1203445	5S 42E Sec 25
JACKSON 113	1203446	5S 43E Sec 30
JACKSON 114	1203447	5S 43E Sec 30
JACKSON 115	1203448	5S 43E Sec 30
JACKSON 116	1203449	5S 43E Sec 30
JACKSON 120	1203453	5S 43E Sec 30
JACKSON 121	1203454	5S 43E Sec 30

CLAIMS

NYE COUNTY, NEVADA

CLAIM	NMC #	T/R/S
Jackson 1	1189713	5S 43E Sec 4
Jackson 2	1189714	5S 43E Sec 4
Jackson 3	1189715	5S 43E Sec 4
Jackson 4	1189716	5S 43E Sec 4
Jackson 5	1189717	5S 43E Sec 4
Jackson 6	1189718	5S 43E Sec 4
Jackson 7	1189719	5S 43E Sec 4
Jackson 8	1189720	5S 43E Sec 3
Jackson 9	1189721	5S 43E Sec 3
Jackson 10	1189722	5S 43E Sec 3
Jackson 11	1189723	5S 43E Sec 3
Jackson 12	1189724	5S 43E Sec 4
Jackson 13	1189725	5S 43E Sec 4
Jackson 14	1189726	5S 43E Sec 4
Jackson 15	1189727	5S 43E Sec 4
Jackson 16	1189728	5S 43E Sec 4
Jackson 17	1189729	5S 43E Sec 4
Jackson 18	1189730	5S 43E Sec 4
Jackson 19	1189731	5S 43E Sec 3
Jackson 20	1189732	5S 43E Sec 3
Jackson 21	1189733	5S 43E Sec 3
Jackson 22	1189734	5S 43E Sec 3
Jackson 23	1189735	5S 43E Sec 3
Jackson 24	1189736	5S 43E Sec 3
JACKSON 201	1198915	6S 43E Sec 4
JACKSON 202	1198916	6S 43E Sec 4
JACKSON 203	1198917	6S 43E Sec 9
JACKSON 204	1198918	6S 43E Sec 9
JACKSON 205	1198919	6S 43E Sec 3
JACKSON 206	1198920	6S 43E Sec 10
JACKSON 207	1198921	6S 43E Sec 10
JACKSON 208	1198922	6S 43E Sec 10
JACKSON 209	1198923	6S 43E Sec 10
JACKSON 210	1198924	6S 43E Sec 10
JACKSON 211	1198925	6S 43E Sec 10
JACKSON 212	1198926	6S 43E Sec 10
JACKSON 213	1198927	6S 43E Sec 10
JACKSON 214	1203437	6S 43E Sec 10
JACKSON 215	1203438	6S 43E Sec 10
JACKSON 216	1203439	6S 43E Sec 10
JACKSON 217	1203440	6S 43E Sec 9
JACKSON 218	1203441	6S 43E Sec 4
JACKSON 219	1203442	6S 43E Sec 4
JACKSON 220	1203443	6S 43E Sec 4
JACKSON 221	1203444	6S 43E Sec 9

Amendments pending to Jackson 1 through 24

CLAIMS

KINGMAN RARE EARTH PROJECT

MOHAVE COUNTY, ARIZONA

CLAIM	AMC #	Recording Info	T/R/S
KF#1	400313	Fee#2010009210	22N 17W Sec 26
KF#2	400314	Fee#2010009211	22N 17W Sec 16
Dragon X-1	432429	Fee#2015018285	20N 17W Sec 15